Exhibit 4.1

AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT

This AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT (this “Amendment and Termination”) is made as of March 27, 2014, between The Providence Service Corporation, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of December 9, 2011 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to (i) accelerate the Final Expiration Date and (ii) terminate the Rights Agreement upon the expiration of the Rights; and

WHEREAS, prior to the Distribution Date, the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement, in any respect without the consent or approval of any holders of certificates representing shares of Common Stock.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Section 7(a)(i) of the Rights Agreement. Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Close of Business on March 27, 2014 (the “Final Expiration Date”),”

2. Termination. Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3. Governing Law. This Amendment and Termination, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4. Counterparts. This Amendment and Termination may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Amendment and Termination transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the undersigned have executed this Amendment and Termination as of the date first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Robert E. Wilson
Name: Robert E. Wilson
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Robert A. Buckley, Jr.
Name: Robert A. Buckley, Jr.
Title: Senior Vice President